GUARANTY

        THIS GUARANTY (this “Guaranty”) is made as of the 5th day of December, 2005, by CERTIFIED GROCERS MIDWEST, INC., an Illinois corporation (“Guarantor”), for the benefit of FRESH BRANDS, INC., a Wisconsin corporation (“Company”), in connection with the Merger Agreement referred to below.

WITNESSETH:

        WHEREAS, on the date hereof, Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Company, Certified Holdings, Inc., a Delaware corporation (“Parent”), and Pillow Acquisition Corp., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), pursuant to which Acquisition Sub will merge with and into Company (the “Merger”), with Company continuing as the surviving corporation in the Merger (Company as the surviving corporation in the Merger being referred to herein as “Surviving Corporation”), upon the terms and subject to the conditions set forth in the Merger Agreement; and

        WHEREAS, the Merger Agreement provides that, generally speaking, upon the effective time of the Merger, each share of Company’s common stock, $0.05 par value per share, issued and outstanding immediately prior to the effective time shall be canceled and be converted into the right to receive $7.05 in cash payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate representing such share; and

        WHEREAS, in order to induce Company to enter into the Merger Agreement, Guarantor is executing and delivering this Guaranty whereby Guarantor shall guarantee the payment by Parent when due of the aggregate Merger Consideration.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1. Definitions. Terms defined in the Merger Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for in the Merger Agreement.

        SECTION 2. Representations, Warranties and Covenants. Guarantor represents and warrants to Company that:

(A) Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the State of Illinois. Guarantor has all requisite corporate power and authority to execute and deliver this Guaranty and to carry out the transactions contemplated hereby.

(B) The execution and delivery of this Guaranty and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of director of Guarantor. No other or further corporate act or proceeding on the part of Guarantor or its shareholders is necessary to authorize or approve this Guaranty or the consummation of the transactions contemplated hereby. This Guaranty constitutes a valid and binding agreement of Guarantor, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

(C) Neither the execution and delivery of this Guaranty nor the consummation by Guarantor of the transactions contemplated hereby (i) will violate any Laws or Orders of any Governmental Entity applicable to Guarantor, (ii) will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (iii) will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Guarantor or of any Contract to which Guarantor is a party or by which Guarantor or any of its assets or properties may be bound or affected, except in the case of Contracts for any such items which would not, individually or in the aggregate, have a material adverse effect on Guarantor taken as a whole or impair or adversely affect in any material respect Guarantor’s ability to perform its obligations under this Guaranty.

        SECTION 3. Unconditional Guaranty. Guarantor hereby unconditionally guarantees the obligation of Parent, subject to the terms and satisfaction of the conditions set forth in the Merger Agreement, to, at or prior to the Effective Time, make available or cause to be made available to the Paying Agent cash in amounts necessary for the payment of the Merger Consideration under Section 1.08(b) of the Merger Agreement to which holders of Shares shall be entitled at the Effective Time pursuant to Section 1.06(a) of the Merger Agreement (the foregoing being referred to as the “Guaranteed Obligations”). Upon failure by Parent to pay punctually any such amount if and when due in accordance with the Merger Agreement, Guarantor agrees that it shall forthwith make available or cause to be made available to the Paying Agent cash in amounts necessary for the payment of the Guaranteed Obligations. If Parent is obligated to consummate the Merger pursuant to the terms and conditions of the Merger Agreement, no further act or thing need occur to establish Guarantor’s liability hereunder, and no act or thing, except full payment of the Guaranteed Obligations, shall in any way exonerate Guarantor hereunder or modify, limit or release Guarantor’s liability hereunder. If Parent is obligated to consummate the Merger pursuant to the terms and conditions of the Merger Agreement, this is an absolute, unconditional and continuing guaranty of payment of the Guaranteed Obligations and shall continue to be in force and be binding upon Guarantor until the Guaranteed Obligations been paid in full and are no longer subject to any right of recovery. Notwithstanding anything herein to the contrary, if Parent shall not be obligated to consummate the Merger pursuant to the terms and conditions of the Merger Agreement, Guarantor shall have no obligation hereunder.

        SECTION 4. Discharge Only Upon Payment in Full. Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and are no longer subject to any right of recovery or the Merger Agreement shall have terminated in accordance with its terms.

        SECTION 5. Waivers. Guarantor waives any and all defenses and discharges available to a surety, guarantor or accommodation co-obligor claims pertaining to the Guaranteed Obligations, except the defense of discharge by payment in full. Without limiting the generality of the foregoing, Guarantor will not assert, plead or enforce against Company any defense of waiver, release, discharge or disallowance in bankruptcy, statute of limitations, res judicata, statute of frauds, anti-deficiency statute, fraud, incapacity, minority, usury, illegality or unenforceability which may be available to Company or any other Person liable in respect of any of the Guaranteed Obligations, or any setoff available against Company or any other such Person. The liability of Guarantor shall not be affected or impaired by any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of, or other similar event or proceeding affecting, Company or any of its assets. Guarantor irrevocably waives acceptance, presentment, demand for payment (except demand for payment of the Guaranteed Obligations from Parent first before demanding payment from the Guarantor pursuant hereto), notice of dishonor or nonpayment and protest of any instrument evidencing the Guaranteed Obligations, as well as any requirement that at any time any action be taken by any Person against Parent or Surviving Corporation or any other Person other than Company’s demand for payment of the Guaranteed Obligations from Parent first before demanding payment from the Guarantor pursuant hereto. Notwithstanding anything herein to the contrary, any and all defenses or discharges available to Parent or Acquisition Sub with respect to any alleged obligation to consummate the Merger pursuant to and in accordance with the Merger Agreement or otherwise with respect to the amount of the Merger Consideration shall be available and may be asserted by Guarantor with respect to any alleged obligation to make any payment hereunder with respect to the Guaranteed Obligations.

        SECTION 6. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given (a) on the date of delivery, upon delivery in person, (b) on the fifth business day after delivery, by registered or certified mail (postage prepaid, return receipt requested), or (c) one business day after having been sent by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)     If to Guarantor:

Certified Grocers Midwest, Inc. One Certified Drive Hodgkins, Illinois 60525 Attention: Ken Koester

With a copy to: Sonnenschein Nath & Rosenthal LLP 8000 Sears Tower 233 South Wacker Drive Chicago, Illinois 60606 Attention: J. Ross Docksey

        (b)     If to Company:

Fresh Brands, Inc. 2215 Union Avenue Sheboygan, Wisconsin 53081 Attention: Louis E. Stinebaugh

With a copy to: Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Steven R. Barth

        SECTION 7. No Waivers. No failure or delay by Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty and the Merger Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 8. Successors and Assigns. This Guaranty is for the benefit of Company and its successors and permitted assigns, including, without limitation, Surviving Corporation, and shall survive consummation of the Merger. This Guaranty shall be binding upon Guarantor and its respective successors and assigns.

        SECTION 9. Changes in Writing. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of Guarantor and Company.

        SECTION 10. Governing Law. This Guaranty shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Wisconsin. The Guarantor hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of Wisconsin in connection with any controversy related to its Guaranty; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Lender or the Guarantor in connection with this Guaranty shall be venued in either the Circuit Court of Milwaukee County, Wisconsin, or the United States District Court, Eastern District of Wisconsin; and (iv) agrees that a final judgment not subject to appeal in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        SECTION 11. WAIVER OF JURY TRIAL. GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

        SECTION 12. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

        SECTION 13. Expenses of Enforcement. Guarantor agrees to reimburse Company for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees) paid or incurred by Company in connection with the collection and enforcement of amounts due pursuant to this Guaranty.

        SECTION 14. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

        SECTION 15. Merger. This Guaranty represents the final agreement of Guarantor with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between Guarantor and Company or any other Person.

        SECTION 16. Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

        IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

CERTIFIED MIDWEST GROCERS, INC.
By: /s/ Kenneth R. Koester
Name: Kenneth R. Koester
Title: President